Exhibit 99.1

201 Technology Dr. • Irvine • California • 92618 Tel: 949-450-5400 Fax: 949-450-5300 Email: info@endocare.com Website: www.endocare.com

FOR RELEASE November 9, 2004 at 8:00 AM EST

Investor Contact:	Media Contact:	For Additional Information:
Matt Clawson	Len Hall	Craig T. Davenport, CEO
Allen & Caron, Inc.	Allen & Caron, Inc.	William J. Nydam, President
949/474-4300	949/474-4300	Michael Rodriguez, CFO
matt@allencaron.com	len@allencaron.com	Endocare, Inc.
www.allencaron.com		949/450-5400
www.endocare.com

ENDOCARE RESOLVES CLASS ACTION LITIGATION

IRVINE, CA (November 9, 2004) . . . Endocare, Inc. (ENDO.PK), an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation along with vacuum technologies for erectile dysfunction, announced today that it has reached an agreement with lead plaintiffs and their counsel in the securities class action lawsuit pending against the Company and certain of its directors and former officers in the U.S. District Court for the Central District of California. A settlement agreement has been executed and will be submitted to the court for its preliminary approval and for authorization to provide notice of its terms to class members. Under the agreement, in exchange for a release of all claims, the Company and the individuals will pay a total of $8.95 million in cash. The Company’s Directors and Officers liability insurance carriers will fund the total amount of $8.95 million subject to reservations of rights by the carriers. Consummation of the settlement is subject to court approval. The investigations of the Company by the Securities and Exchange Commission and Department of Justice are ongoing and are not affected by the preliminary settlement discussed above.

     In the settlement agreement, the defendants admit no wrongdoing. The lawsuit is being settled at an amount and in a fashion that weighs the parties’ assessment of the merits of the claims, the risk and expense of continued litigation, and management’s assessment of the burden continued litigation would pose to the Company’s business and to its stockholders.

     Chairman and CEO of Endocare, Craig T. Davenport, commented, “This settlement is an important milestone for our Company. The financial and personnel resources committed to this effort have been substantial and we are grateful that the hard work of our executives and our legal team has led to the equitable conclusion of this matter. In addition, it is gratifying to put an end to the intangible costs related to the energy and morale of our employees and shareholders. Our focus is firmly on the future of this Company and its products and we are all relieved to have this matter behind us.”

About Endocare

     Endocare, Inc.—www.endocare.com— is an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation. Endocare has initially concentrated on developing devices for the treatment of prostate cancer and believes that its proprietary technologies have broad applications across a number of markets, including the ablation of tumors in the kidney, lung, liver and bone.

     Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Related to Our Business” in the Company’s Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to: negative results in pending litigation; failure to receive final approval of our securities class action settlement, uncertainty relating to ongoing investigations by governmental agencies; changes in and/or attrition to the Company’s senior management; the need to secure additional financing,; uncertainty regarding market acceptance of the Company’s products; uncertainty of product development and the associated risks related to clinical trials; uncertainty relating to third party reimbursement; ability to convince health care professionals and third party payers of the medical and economic benefits of the Company’s products; difficulty in managing growth; the Company’s limited sales, marketing and manufacturing experience; ability to attract and retain key personnel; ability to secure and protect intellectual property rights relating to the Company’s technology; the rapid pace of technological change in the Company’s industry; fluctuations in the Company’s order levels; and the Company’s successful relisting on a national stock exchange. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise, or update publicly, any forward-looking statements for any reason.

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